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                                                                   Exhibit 10.20


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                        PURCHASE AND ASSUMPTION AGREEMENT

                                   dated as of

                                October 15, 1996

                                     between

                             WELLS FARGO BANK, N.A.

                                       and

                           FIRST PACIFIC NATIONAL BANK
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                                List of Schedules

Schedule 1.1(a)     Assumed Severance Obligations
Schedule 1.1(b)     Branches/Real Properties
Schedule 3.6(a)     Form of California Grant Deed
Schedule 3.6(b)     Form of Bill of Sale
Schedule 3.6(c)     Form of Assignment and Assumption Agreement
Schedule 3.6(d)     Form of Assignment of Lease and Assumption
Schedule 3.6(e)     Form of Landlord Consent
Schedule 3.6(g) Form of Certificate of Officer, Wells Fargo Bank, National Association
Schedule 3.7(d)     Form of Certificate of Officer [Purchaser]
Schedule 5.4        Tenant Leases
Schedule 5.6        Litigation and Undisclosed Liabilities
Schedule 5.16       Environmental Matters
Schedule 8.1        Outstanding Tax Liabilities
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         This PURCHASE AND ASSUMPTION AGREEMENT, dated as of this 15th day of
October, 1996 (this "Agreement"), is by and between Wells Fargo Bank, N.A. ("Seller") and First Pacific National Bank ("Purchaser").

                                    RECITALS

         A. Seller. As of the date hereof, Seller is a national banking association, organized under the laws of the United States, with its principal office located in San Francisco, California.

         B. Purchaser. Purchaser is a National Banking Association, organized under the laws of the United States, with its principal office located in Escondido, California.

         C. Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking premises and certain deposits and deposit related loans associated therewith, located in the State of California, all in accordance with and subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

         "Accrued Interest" means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Deposit Related Loan, interest which is accrued on such Deposit Related Loan to but excluding such date and not yet paid.

         "ACH Direct Deposit Cut-Off Date" has the meaning set forth in Section 4.3.

         "Adjusted Payment Amount" has the meaning set forth in Section 3.3

         "Adjustment Date" has the meaning set forth in Section 3.3.

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

         "Agreement" means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with the terms hereof.
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         "Allocation Statement" has the meaning set forth in Section 3.4(a).


         "Asbestos Hazard" means the presence of asbestos in a parcel of Owned Real Property or the improvements thereon as of the date hereof which, under applicable laws, must be immediately remediated in order to allow continuation of the current operation of the Branch within such Owned Real Property using the current improvements thereon and the cost of such remediation, as reasonably determined by the Environmental Consultant, shall be more than One Hundred Thousand Dollars ($100,000).

         "Assets" has the meaning set forth in Section 2.1(a).

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 3.6(c).

         "Assumed Severance Obligations" means those duties, responsibilities, obligations and liabilities of Seller or of its Affiliates under the severance and similar plans described in Schedule 1.1(a) to pay severance and provide benefits to any Branch Employee or Transferred Employee.

         "Branch Employees" means, the employees of the Seller working at the Branches on the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave or personal or pregnancy leave and who are eligible to return to work under Seller's policies), subject to any transfers permitted pursuant to Section 7.1 and replacement in the ordinary course of business of employees who may leave Seller's employ between the date hereof and the Closing Date.

         "Branch Leases" means the leases under which Seller leases land and/or buildings used as Branches, including without limitation ground leases.

         "Branches" means each of the branch banking offices of Seller at the locations identified on Schedule 1.1(b) hereto.

         "Burdensome Condition" has the meaning set forth in Section 9.1(a).

         "Business Day" means a day on which banks are generally open for business in California and which is not a Saturday or Sunday.

         "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

         "Closing" and "Closing Date" refer to the closing of the P&A Transaction, which is to be held at such time and date as provided in Article 3 hereof.
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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Deposit Related Loans" means the following loans and only the following: (i) any consumer loan secured directly by a Deposit being sold (but not including any credit card line of credit); and (ii) any overdraft loan linked directly to a Deposit being sold (but not including any credit card protection relationship). No other loans are being sold.

         "Deposit(s)" means deposit liabilities with respect to deposit accounts booked by Seller at the Branches, as of the close of business of the day prior to the Closing Date, which constitute "deposits" for purposes of the Federal Deposit Insurance Act. 12 U.S.C. Section 1813, including collected and uncollected deposits and Accrued Interest, but excluding: (a) all Excluded Deposits; (b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than IRA and Keogh Account deposit liabilities); (c) deposit liabilities with respect to accounts booked by Seller at any Branch for which Seller serves as guardian or custodian (other than IRA and Keogh Account deposit liabilities); and (d) Excluded IRA/Keogh Account Deposits.

         "Draft Closing Statement" means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) business day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

         "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing tax and/or other payments not yet due, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, and such other liens, charges, security interests or encumbrances as do not materially detract from the value or materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the value of or business operations at such properties and except for obligations pursuant to the California escheat and unclaimed property laws relating to the Escheat Deposits.

         Environmental Consultant has the meaning specified in Section 10.1(b).

         "Environmental Hazard" means the presence of any Hazardous Substance in violation of, and reasonably likely to require material remediation costs under, applicable Environmental Laws; provided, however, that the definition of Environmental Hazard shall not include asbestos and asbestos-containing materials, unless, with respect to any single parcel of Owned Real Property, the cost of remediation, as reasonably determined by the Environmental Consultant, shall be more than One Hundred Thousand Dollars ($100,000). Any such determination shall be based upon a "risk-based approach" of what would be necessary to obtain the equivalent of a "no further action letter" from the applicable regulatory agency or agencies with no deed
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restrictions which would adversely affect the commercial use of the parcel of
Owned Real Property.

         "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal or state governmental authority, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 USC Section 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC Sections 9601 et seq.); the Resource Conservation and Recovery Act (42 USC Section 96901 et seq.); the Federal Water Pollution Control Act (33 USC Sections 1251 et seq.); the Occupational Safety and Health Act (29 USC Section 651 et seq.); the California Porter-Cologne Act (Cal. Water Code Section 13000 et seq.) and the California Carpenter-Presley-Tanner Hazardous Substance Account Act (Cal. Health & Safety Code Section Section 25300 et seq.); provided, however, that the definition of "Environmental Law" shall not include any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any governmental authority relating to asbestos or asbestos-containing materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escheat Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to the State of California pursuant to applicable escheat and unclaimed property laws.

         "Estimated Payment Amount" has the meaning set forth in Section 3.2(a).

         "Estimated Purchase Price" means the Purchase Price as set forth on the Draft Closing Statement.

         "Excluded IRA/Keogh Account Deposits" has the meaning set forth in
Section 2.4(c).

         "Excluded Deposits" means: (i) all wholesale commercial deposits (i.e., with account analysis or cash management services); and (ii) certain business related deposit liabilities excluded by Seller. All Excluded Deposits have been previously removed from deposit lists provided to Purchaser.

         "FDIA" means the Federal Deposit Insurance Act, as amended.
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         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "FedWire Direct Deposit Cut-off Date" has the meaning set forth in
Section 4.3.

         "Final Closing Statement" means a final closing statement, prepared by Seller, as of the ninetieth (90th) day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

         "Grant Deeds" has the meaning set forth in Section 3.6(a).

         "Hazardous Substance" means any substance, whether liquid, solid or gas
(a) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal of which is regulated under Environmental Law.

         "IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

         "IRS" means the Internal Revenue Service.

         "Keogh Account" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

         "Landlord Consents" has the meaning set forth in Section 3.6(e).

         "Lease Agreement" means a lease entered into pursuant to Section 10.1(c) upon such specific terms and conditions as contemplated by such Section and such other commercially reasonable terms and conditions as are customary in a "triple net" lease of a bank branch facility in the State of California.

         "Lease Assignment" has the meaning set forth in Section 3.6(d).
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         "Liabilities" has the meaning set forth in Section 2.2.

         "Loans" means Deposit Related Loans only. No other loans are being sold.

         "Loan Documents" means all documents included in Seller's files with respect to a Deposit Related Loan, including, without limitation, notes security agreements, loan agreements, guaranties, and all modifications, waivers and consents relating to any of the foregoing.

         "Loan Value" means with respect to a Deposit Related Loan and as of a date, the unpaid principal balance of any such Loan plus Accrued Interest thereon.

         "Loss" means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in
Section 12.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates occurring or reasonably anticipated to occur in connection with any such damage, loss, liability or expense (including Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

         "Material Adverse Effect" means (a) with respect to Seller, a material adverse effect on the business or direct economic results of operations of the Branches, taken as a whole, or on the ability of Seller timely to consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser timely to consummate the P&A Transaction contemplated by this Agreement. In determining whether there has occurred a Material Adverse Effect there shall be excluded the effect of any change in Federal or state banking laws or regulations, any change in GAAP or regulatory accounting principles, any adverse change in general economic conditions, including without limitation the interest rate environment, or in the California depository institution industry generally.

         "OCC" means the Office of the  Comptroller of the Currency.

         "Order" has the meaning set forth in Section 9.1(b).

         "Owned Real Property" means Real Property where Seller owns both the real property and improvements thereon that are used for Branches.

         "P&A Transaction" means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.
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         "Personal Property" means all of the personal property of Seller, located in the Branches, which is defined on the personal property and fixed assets list previously provided to Purchaser; provided, no teller terminals or Wells Fargo signs are being sold. If, prior to the Closing Date, an item of Personal Property is stolen, destroyed or otherwise lost, such item shall be excluded form the P&A Transaction, and the term "Personal Property" as used herein shall exclude such item. If, prior to the Closing Date, an item of Personal Property is damaged by fire or other casualty, such item, if reasonably repairable, shall be sold to Purchaser (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Purchaser, it being understood that if such item is not reasonably repairable or is underinsured or uninsured, it shall be excluded from the P&A Transaction. Personal Property, for purposes of what is being sold hereunder, does not include any personal property of Seller located in the Real Property which is not in the branch banking office and is not necessary to the operation of the branch banking office (e.g., personal property associated with non-branch banking offices of Seller which may be located in the Real Property).

         "Personal Property Leases" means the leases under which Seller leases certain Personal Property in the Branch. Seller shall cancel all such Personal Property Leases as of the Closing.

         "Purchase Price" has the meaning set forth in Section 2.3.

         "Real Property" means the parcels of real property on which the Branches listed on Schedule 1.1(b) are located, including any improvements and tenant improvements and trade fixtures thereon, which Schedule indicates whether or not such real property is Owned Real Property.

         "Records" means all paper records and original documents, or where reasonable and appropriate copies thereof, in Seller's possession that pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, or to comply with applicable laws and governmental regulations to which the Deposits are subject, including but not limited to the California unclaimed property and escheat laws. Notwithstanding the above, Seller may provide copies of all Records, except notes and other Loan Documents. Seller is not required to deliver any data processing or electronic/image type records commingled with other records of Seller unrelated to the Branches and Seller is not required to deliver any account history which is prior to forty-five (45) days prior to Closing. In addition, Seller is not required to deliver any risk-management information regarding customers, including without limitation credit-scoring formulas, daylight over draft limits, stop payment or overdraft history more than forty-five (45) days prior to Closing.
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         "Regulatory Approvals" means all approvals, authorizations, waivers or consents of or notices to any governmental agencies or authorities required for or in connection with consummation of the P&A Transaction.

         "Safe Deposit Agreements" means the agreements relating to safe deposit boxes located in the Branches.

         "Seller's knowledge" or other similar phrases means information that is actually known to any officer of Seller who holds the title of Senior Vice President or above and has responsibility with respect to management of operations conducted at the Branches.

         "Tax Returns" means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

         "Taxes" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

         "Tenant Leases" means leases or subleases between Seller and tenants, if any, listed on Schedule 5.4.

         "Title Company" has the meaning set forth in Section 3.10(a).

         "Title Policy" has the meaning set forth in Section 3.10(b).

         "Title Reports" has the meaning set forth in Section 3.10(a).

         "Transaction Account" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking account, negotiable order of withdrawal accounts and money market deposit accounts.

         "Transferred Employees" means Branch Employees employed by Purchaser on and after the Closing Date.

         1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the
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United States of America ("GAAP").

         1.3 Interpretation. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other reference is clearly indicated. In this Agreement, unless the context otherwise requires, (i) words describing the singular number shall include the plural and vice versa, (ii) words denoting any gender shall include all genders and (iii) the word "including" shall mean "including without limitation." The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.


                                    ARTICLE 2
                               THE P&A TRANSACTION

         2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the "Assets"):

                  (i) Cash on Hand;

                  (ii) the Owned Real Property;

                  (iii) the Personal Property; provided, however, no Personal Property Leases are being sold.

                  (iv) the Deposit Related Loans, and the servicing rights related thereto pursuant to Section 2.5.

                  (v) the Branch Leases and Tenant Leases;

                  (vi) the Safe Deposit Agreements; and

                  (vii) the Records

         (b) Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship which Seller may have with any customer of the Branches, including without limitation: (i) any deposit account or other service of Seller at any other office of Seller which may be linked to the Deposits; (ii) any money market account which sweeps from the Branch to a third party; (iii) any merchant card banking relationship; and/or
(iv) any cash management service (e.g., sweep accounts, cash
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concentrator accounts, controlled disbursement accounts) which Seller may provide to any customer of the Branches. No credit card relationships are being sold. No right to the use of any trade name, trademark or service mark, if any, of Seller, Wells Fargo & Company (parent of Seller) or any of their respective Affiliates is being sold.

         2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the "Liabilities"):

                  (i) the Deposits, including the IRA and Keogh Accounts to the extent contemplated by Section 2.4;

                  (ii) the Branch Leases, Tenant Leases and Personal Property Leases;

                  (iii) the Safe Deposit Agreements; and

                  (iv) the Assumed Severance Obligations.

         (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller's Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities.

         2.3 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be the sum of:

         (a) An amount equal to 6.260% of the average daily balance (including Accrued Interest) of the Deposits for the period commencing thirty (30) days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date;

         (b) The aggregate amount of Cash on Hand as of the Closing Date;

         (c) The aggregate net book value of all the Assets, other than Cash on Hand and Deposit Related Loans, as reflected on the books of Seller as of the close of business of the month-end day most recently preceding the Closing Date.

         (d) The aggregate Loan Value of the Deposit Related Loans as of the close of business of the day prior to the Closing Date.

Purchaser has, concurrently with Seller's execution of this Agreement, made a good faith deposit to Seller, as consideration for entering into this Agreement, in the amount of Seventy-Five Thousand Dollars ($75,000) per branch for each Branch which is the subject of this Agreement. Such good faith deposit shall be applied against the
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Purchase Price upon Closing. Such good faith deposit shall be returned to
Purchaser if this Agreement is terminated for a reason other than the default of Purchaser. If the Closing does not timely occur due to the default of Purchaser, Seller shall retain such deposit. Such good faith deposit is consideration for entering into this Agreement, is not intended as liquidated damages and shall not in any way limit Seller's remedies for a default by Purchaser hereunder. No interest shall be paid on such good-faith deposit.

         2.4 Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or an Affiliate of Purchaser) of Seller's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliates), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

         (b) With respect to Deposits in Keogh Accounts, Seller shall cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee thereof, and to adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will assume no Keogh Accounts unless Purchaser (or such Affiliate) has received the documents necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan, Seller will use reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

         (c) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA/Keogh Account Deposits."

         2.5 Sale and Transfer of Servicing and Escrows. The Deposit Related Loans shall be sold on a servicing released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of such Loans on and after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Deposit Related Loans on and after the Closing Date and Purchaser shall be discharged and indemnified by Seller from all liability with respect to servicing of the Deposit Related Loans prior to the Closing Date.


                                    ARTICLE 3
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                         CLOSING PROCEDURE; ADJUSTMENTS

         3.1 Closing. (a) The Closing will be held at the offices of Seller at 420 Montgomery Street, San Francisco or such place as may be agreed to by the parties.

         (b) The Closing Date shall be at a date and time as soon as practicable, which shall be no later than thirty (30) Business Days after receipt of all Regulatory Approvals unless otherwise agreed to by the parties; provided, however, in no event shall the closing be later than March 31, 1997.

         3.2 Payment at Closing. (a) At Closing, Seller shall pay to Purchaser the amount by which the aggregate balance (including Accrued Interest) of the Deposits exceeds the Estimated Purchase Price (the "Estimated Payment Amount") or, Purchaser shall pay to Seller the amount by which the Estimated Purchase Price exceeds the aggregate balance (including Accrued Interest) of the Deposits, each as set forth on the Draft Closing Statement as agreed upon between Seller and Purchaser.

         (b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 11:00 A.M. local time on the date of payment. If any payment to be made hereunder on the Closing Date (or any other date) shall not be made on or before 11:00 A.M. local time on such date, and the amount thereof shall have been agreed to in writing by the parties at the Closing Date (or such other payment date), the party responsible therefor may make such payment on or before 11:00 A.M. local time on the next Business Day together with interest thereon at the Federal Funds Rate applicable from the Closing Date (or such other payment date) to the date such payment is actually made, which in no event shall be later than the fifth (5th) business day after such payment was due.

         (c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

         3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon on the sixtieth (60th) day following the Closing Date (the "Adjustment Date"), Seller shall deliver to Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement. The Final Closing Statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate amount of Deposits (including Accrued Interest) shown on the Final Closing Statement differs from the Estimated Purchase Price.

         (b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Purchaser of the Final Closing Statement, Purchaser shall notify the Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by an independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

         (c) On or before 12:00 Noon on the tenth (10th) Business Day after the Adjustment Date or, in the case of a dispute, the date of the resolution of the dispute pursuant to subsection 3.3(b) above, Seller shall pay to Purchaser an amount equal to the amount by which the Adjusted Payment Amount exceeds the Estimated Payment Amount, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount equal to such excess, plus interest from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.5 shall be made contemporaneously with the foregoing payment.

         3.4 Allocation of Purchase Price. (a) Purchaser and Seller agree that upon final determination of the Purchase Price, the Purchase Price shall be allocated in a manner as determined by Purchaser subject to Seller's consent (which consent shall not be unreasonably withheld or delayed), after taking into account any applicable Treasury Regulations and the fair market value of such items and to be set forth in a statement, dated the Adjustment Date (the "Allocation Statement") prepared by Purchaser.

         (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

         (c) If any Tax Return filed by Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such Tax Return was filed on the basis of the allocation set forth in the Allocation Statement, as finally adjusted, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party; provided, however, that at any time such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

         3.5 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 P.M., California time, the day prior to the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account on and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 P.M., California time, the day prior to the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

         (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments and security deposits under the Branch Leases and the Tenant Leases; (ii) sales and use taxes and personal and real property taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) wages, salaries and employee benefits and expenses;
(v) trustee or custodian fees on IRA and Keogh Accounts; (vi) adjustments reflecting exclusions from the Personal Property as provided for in the definition thereof; and (vii) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the day prior to the Closing Date. Safe deposit rental payments previously received by Seller shall not be prorated.

         3.6 Seller Deliveries. At the Closing, Seller shall deliver to
Purchaser:

         (a) Grant deeds, in substantially the form of Schedule 3.6(a), pursuant to which the Owned Real Property shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults (the "Grant Deeds");

         (b) A bill of sale, in substantially the form of Schedule 3.6(b), pursuant to which the Personal Property shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

         (c) An assignment and assumption agreement, in substantially the form of Schedule 3.6(c), with respect to the Liabilities (the "Assignment and Assumption Agreement");

         (d) Lease assignment and assumption agreements in substantially the form of Schedule 3.6(d), with respect to each of the Branch Leases (the "Lease Assignments");

         (e) Subject to the provisions of Section 7.4, such consents of landlords under the Branch Leases, as shall be required pursuant to the terms of such Branch Leases, to the assignment of the Branch Leases to Purchaser in substantially the form of Schedule 3.6(e) (the "Landlord Consents");

         (f) Subject to the provisions of Section 7.4, such consents as shall be required pursuant to the terms of the Tenant Leases and the Personal Property Leases in connection with the assignments thereof to Purchaser;

         (g) An Officer's Certificate in substantially the form of Schedule 3.6(g);

         (h) An opinion of Seller's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser substantially to the effect that:

                  (i) Seller is a national banking association, duly organized and validly existing under the laws of the United States, with all requisite corporate power and authority to execute, deliver and perform this Agreement;

                  (ii) all Regulatory Approvals required to have been obtained by Seller or its Affiliates have been obtained and are in full force and effect; and

                  (iii) this Agreement has been duly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and legally binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (i) The Draft Closing Statement;

         (j) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto as contemplated by Section 2.4;

         (k) All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of an affidavit from Seller to Purchaser under penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number; and

         (l) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

         3.7 Purchaser Deliveries. At the Closing, Purchaser shall deliver to
Seller:

         (a) The Assignment and Assumption Agreement;

         (b) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

         (c) The Lease Assignments and, as contemplated by Section 7.4, such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in the form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

         (d) An Officer's Certificate in the form of Schedule 3.7(d) attached hereto;

         (e) An opinion of Purchaser's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller, substantially to the effect that:

                  (i) Purchaser is a National Banking Association, duly organized and validly existing under the laws of the United States, with all requisite corporate power and authority to execute, deliver and perform this Agreement;

                  (ii) all Regulatory Approvals required to have been obtained by Purchaser or its Affiliates have been obtained and are in full force and effect; and

                  (iii) this Agreement has been duly authorized, executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) is a valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

         (f) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

         3.8 Delivery of the Loan Documents. (a) In connection with the sale hereunder, as soon as is reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller's interest in any collateral securing any Deposit Related Loan, except as specifically set forth herein. Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to an independent third party for shipment to Purchaser, the cost of which shall be the sole responsibility of Purchaser.

         (b) Promptly upon the execution of this Agreement, Purchaser shall provide

Seller the exact name to which the Deposit Related Loans are to be endorsed, or whether any Deposit Related Loans should be endorsed in blank. Seller will use its best efforts to complete such endorsements and deliver the Loan Documents within ninety (90) days after Closing; provided, however, with respect to specific Loan Documents, Seller may require additional time to effectively transfer title thereto and Purchaser shall not hold Seller liable for any reasonable delays in the delivery of such Loan Documents. Purchaser further acknowledges and agrees that Seller may execute or endorse any Loan Document by way of facsimile signature.

         3.9 Owned Real Property Filings. On or prior to the Closing Date, Seller shall file or record, or cause to be filed or recorded, any and all documents (including, without limitation, deeds) necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser as of the Closing Date. Any expenses or documentary transfer taxes with respect to such filings shall be borne by Seller or Purchaser in accordance with the escrow agent's determination of the local custom in the county in which the filing is being made; provided, however, that if it is determined that (i) the custom is to split such expenses or documentary transfer taxes or (ii) there is no discernible custom, any such expenses or documentary transfer taxes shall be split evenly between Seller and Purchaser.

         3.10 Title Policies. (a) Purchaser has previously been provided by Seller, at its own expense, a preliminary title report (the "Title Reports") for all the Owned Real Property issued by Chicago Title Company (the "Title Company"), Purchaser has had an opportunity to review such Title Reports and Purchaser hereby approves the condition of title with respect to all the Owned Real Property being purchased hereunder.

         (b) Purchaser shall, at its own expense, obtain as of the Closing Date a CLTA title insurance policy from the Title Company (a "Title Policy") with respect to all the Owned Real Property. Seller will cooperate with Purchaser in assisting Purchaser to obtain (at Purchaser's expense) such Title Policies, including without limitation only such endorsements as may be reasonably necessary to insure that such Owned Real Property is free and clear of any Encumbrance not shown on the Title Reports which would materially and adversely affect the value or marketability of title thereto.



                                    ARTICLE 4
                              TRANSITIONAL MATTERS

         4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

         (a) Not later than thirty (30) days after the signing of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however it being understood and agreed that Seller is not obligated under this Agreement to provide Purchaser any system conversion files regarding the Assets and Liabilities other than a standard format conversion tape (i.e., not one which is specifically formatted for Purchaser's systems specifications); and provided, further, that Seller is not obligated to provide Purchaser with any information regarding Seller's relationship with the customers outside of the Branch (e.g., other customer products, house-holding information).

         (b) Not later than sixty (60) days after the date of this Agreement, Seller shall provide Purchaser with a hard copy listing of all applicable Check/Savings/Signatures that Seller has for the Deposits and related special instructions.

         4.2 Customers. (a) Not later than thirty (30) days prior to the Closing Date (unless earlier required by law),

                  (i) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits;

                  (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; and

                  (iii) following or concurrently with the notice referred to in clause (i) above, Purchaser may communicate with and deliver information, brochures, bulletins and other communications to depositors and other customers of the Branches concerning the P&A Transaction and the business of Purchaser. A party proposing to send or publish any notice or communication pursuant to any paragraph of this
         Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within fourteen (14) days of the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits and the lessees of the safe deposit boxes in connection with the mailing of such materials, which report shall be current as of the date hereof.

         (b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Deposits and to comply with applicable law. The cost of such notices shall be paid by Purchaser. At any time after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), within five (5) Business Days following any request by Purchaser, Seller will provide Purchaser with account information, including complete mailing addresses for each of the depositors of the Deposits as of a recent date, and upon reasonable request shall provide an updated version of such records; provided, however, that Seller shall not be obligated to provide such updated records more than twice.

         (c) Notwithstanding the provisions of Section 7.6, neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark, trade name or the proprietary mark of Wells Fargo Bank or any of its Affiliates.

         4.3 Direct Deposits. Seller will use all reasonable efforts to transfer to Purchaser on the Closing Date all of those automated clearing house and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records which Seller, in the exercise of all reasonable efforts, is able to identify. On each Business Day for a period of four (4) months following the Closing, in the case of automated clearing house direct deposits to accounts containing Deposits (the final Business Day of such period being the "ACH Direct Deposit Cut-Off Date"), Seller shall, as soon as practicable, but in any event no less than twice daily and no later than 4:00 A.M., California time, of each Business Day for same day settlement, and no later than 6:00 P.M., California time, of each Business Day for settlement on the following Business Day, remit and transfer to Purchaser all ACH direct deposits intended for accounts constituting Deposits. On each Business Day, for a period of thirty (30) days following the Closing Date, in the case of feeder direct deposits to accounts constituting Deposits (the final Business Day of such period being the "FedWire Direct Deposit Cut-Off Date"), Seller shall, as soon practicable, but in any event, no later then 12:00 noon, California time, of each Business Day following the date of receipt thereof, remit and transfer to Purchaser all FedWire direct deposits intended for accounts constituting Deposits. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the rules established by the United States Council on International Banking. After the applicable Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding automated clearing house and FedWire entries and funds and return such direct deposits to the originators marked "Account Closed." Seller shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the

Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of each Direct Deposit Cut-off Date, Purchaser will provide automated clearing housing originators with account numbers relating to Deposits.

         4.4 Direct Debit. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of four (4) months following the Closing Date, Seller shall as soon as practicable, but in any event, no less than twice daily and no later than 4:00 A.M., California time, of each Business Day for same day settlement, and no later than 6:00 P.M., California time, of each Business Day for settlement on the following Business Day, forward to Purchaser all direct debits on accounts constituting Deposits. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed." Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will not longer be obligated to accept new direct debit arrangements related to the Branches. On the Closing Date, Purchaser will provide automated clearing house originators of such direct debits with account numbers.

         4.5 Escheat Deposits. As soon as practicable after the Closing Date, Seller will deliver to Purchaser a data processing record identifying all Escheat Deposits that have been transferred to Purchaser. Thereafter, Purchaser shall be solely responsible for the proper reporting and transmission to the State of California of such Escheat Deposits.

         4.6 Maintenance of Records. Through the Closing Date, Seller will maintain the Records relating to the Assets and Liabilities in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Purchaser may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.

         4.7 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits which are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

         (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such IRS notices required to be delivered following the Closing Date.

         (c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on the Deposit Related Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on the Deposit Related Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

         4.8 Negotiable Instruments. Seller will remove any supply of Seller's money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at each of the Branches on the Closing Date.

         4.9 ATM/Debit Cards. Seller will provide Purchaser with a list of ATM access/debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account constituting Deposits pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits prior to the Closing Date, which cards shall be effective as of the Closing Date. Seller agrees to settle any and all ATM transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled.

         4.10 Leasing of Personal Property. Seller shall cancel or terminate any Personal Property Leases as of the Closing Date.

         4.11 Handling of Certain Items. (a) As soon as practicable after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser for the purpose of effecting transactions with respect to such Transaction Accounts. The parties hereto shall use their best efforts to develop procedures which cause Seller's drafts against Transaction Accounts which are received after the Closing Date to be cleared through Purchaser's then-current clearing procedures. During the ninety (90) day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser's then-current clearing procedures, Seller shall forward to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such ninety (90) day period, Seller shall cease forwarding drafts against Transaction Accounts. Purchaser and Seller will agree upon a reasonable market rate compensation to be paid to Seller for its processing of the drafts during the ninety (90) day period following the Closing Date.

         (b) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) days after the Closing Date ("Returned Items") will be handled as set forth herein. If Seller's bank account is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser's failure to honor holds placed on such Deposit, Purchaser shall repay the amount of the Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) days after the Closing will be the responsibility of Purchaser, except that for a period of eighteen (18) months after the Closing checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities will be the responsibility of Seller.


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         5.1 Corporate Organization and Authority. As of the date hereof, Seller is a national banking association, duly organized and validly existing in good standing under the laws of the United States of America and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would have a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Leases and Personal Property Leases). Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Sellers' knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

         5.3 Approvals and Consents. Other than the Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller prior to the date hereof, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would have a Material Adverse Effect.

         5.4 Tenants. Except for the tenants listed on Schedule 5.4 attached hereto, there are no tenants or other occupants of the Real Property.

         5.5 Leases. Each Branch Lease and each Personal Property Lease is the valid and binding obligation of Seller and, to Seller's knowledge, of each other party thereto; and there does not exist with respect to Seller's obligations thereunder, or, to Seller's knowledge, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or the lessor under any such Branch Lease or Personal Property Lease. As used in the immediately preceding sentence, the term "lessor" includes any sub-lessor of the property to Seller. Each Branch Lease and each material Personal Property Lease is current and all rents, expenses and charges payable by Seller thereunder have been paid or accrued pursuant to the terms thereof (except for any payments not yet delinquent or as to which the obligation to make such payment is being contested in good faith). Accurate copies of each Branch Lease and each material Personal Property Lease have heretofore been made available to Purchaser.

         5.6 Litigation and Undisclosed Liabilities. Except as set forth in
Schedule 5.6, there are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Seller's knowledge, threatened against Seller or any of the Branches, or obligations or liabilities (whether or not accrued, contingent or otherwise) or to Seller's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Seller that, individually or in the aggregate, would have a Material Adverse Effect.

         5.7 Regulatory Matters. (a) Except as previously disclosed in writing to Purchaser, there are no pending, or to Seller's knowledge threatened, disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would have a Material Adverse Effect.

         (b) Seller is not a party to any written order, decree, agreement or memorandum or understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter of submission, in each case which, individually or in the aggregate, would have a Material Adverse Effect.

         5.9 Compliance With Laws. The banking business of the Branches has been conducted in compliance with all federal, state and local laws, regulations and ordinances applicable thereto, except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect.

         5.10 Loans. (a) An accurate list of the Deposit Related Loans has previously been delivered to Purchaser. Such list will be updated to include an accurate list of such Loans as of the Closing Date. With respect to each such Deposit Related Loan:

                  (i) Such Loan was solicited and originated in material compliance with all applicable requirements of federal, state, and local laws and regulations in effect at the time of such solicitation and origination; and there was no fraud on the part of the Seller with respect to the origination of any Loan;

                  (ii) Each note evidencing a Loan and any related security instrument constitutes a valid and legally binding obligation of the obligor thereunder enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (iii) To Seller's knowledge, no claims or defenses to the enforcement of such Loan have been asserted and Seller is aware of no acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense by a borrower, obligor, guarantor or any other person obligated to perform under any related Loan Documents;

                  (iv) The security interest in any Deposit account securing any Loan is a legal, valid and binding obligation enforceable against the obligor subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (v) All information provided hereunder pertaining to such Loan is a true and correct reflection of Seller's records regarding such Loan in all material respects;

                  (vi) Each Loan was made in compliance with all applicable usury laws; and

                  (vii) The terms of the notes have not been altered, modified or waived in any material respect, except by a written instrument contained in the Loan Documents.

         5.11 Financial and Deposit Data. To Seller's knowledge, all written financial and Deposit information regarding the Assets and Liabilities provided to Purchaser by Seller was accurate in all material respects as of the date thereof.

         5.12 Records. The Records respecting the operations of the Branches and the Assets and Liabilities accurately reflect in all material respects the net book value of the Assets and Liabilities being transferred to Purchaser hereunder. The Records include all information reasonably necessary to service the Deposits and the Deposit Related Loans on an ongoing basis.

         5.13 Title to Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire, good and marketable title to all of the material Assets, free and clear of any Encumbrances; provided, however, that this representation does not cover Owned Real Property (with respect to which Seller has provided a Title Report and Purchaser is to obtain its own Title Policy pursuant to Section 3.10), Branch Leases or Tenant Leases.

         5.14 Branch Leases. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch. Accurate copies of all Branch Leases and all attachments, amendments and addenda thereto have heretofore been made available to Purchaser. To Seller's knowledge, the Branch Leases constitute valid and legally binding leasehold interests of Seller. Except as described on Schedule 5.4, there are no leases, subleases, occupancies, tenancies or rights of first refusal relating to any Branch created or suffered to exist by Seller or, to Seller's knowledge, created or suffered to exist by any other person.

         5.15 Deposits. All of the Deposit accounts have been administered and, to Seller's knowledge, originated, in compliance with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the current applicable maximum limits, and no action is pending or, to Seller's knowledge, threatened by the FDIC with respect to the termination of such insurance.

         5.16 Environmental Laws; Hazardous Substances. To Seller's knowledge, except as disclosed on Schedule 5.16, or as would not, individually or in the aggregate, have a Material Adverse Effect, each parcel of Real Property:

         (a) has been operated by Seller in compliance with all applicable Environmental Laws;

         (b) is not the subject of any pending written notice from any governmental authority alleging the violation of any applicable Environmental Laws;

         (c) is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

         (d) has not been used during the period of Seller's ownership or occupancy of such Real Property for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation under any applicable Environmental Law; and

         (e) has not, during the period of Seller's ownership or occupancy of such Real Property, had any release of Hazardous Substances except as permitted under applicable Environmental Laws.

         For purposes of this Section 5.16, with respect to the parcels which are subject to Branch Leases and Tenant Leases, "Seller's knowledge" shall mean that an officer of Seller who holds the title of Senior Vice President or above and has responsibility with respect to management of operations conducted at the Branches on such parcels has received actual written notice from the landlord that any one of the representations in (a) through (e) above is not correct.

         5.17 Broker's Fees. Except for Montgomery Securities, no broker has been employed by or on behalf of Seller in connection with the transactions contemplated by this Agreement. Seller will pay the fees of Montgomery Securities.

         5.18 Limitations on Representations and Warranties. Notwithstanding anything to the contrary contained herein Seller makes no representations or warranties to Purchaser in this Agreement or in any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby:

         (a) As to title to Owned Real Property or as to the physical condition (including, without limitation, ability to withstand seismic events) of the Branches or Personal Property, all of which are being sold "AS IS", "WHERE IS" and with all faults at the Closing Date; or

         (b) As to whether, or the length of time during which, any accounts will be maintained by the depositors at the Branches after the Closing Date.


                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         6.1 Corporate Organization and Authority. Purchaser is a National Banking Association duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would have a Material Adverse Effect.

         6.3 Approvals and Consents. Other than the Regulatory Approvals or as otherwise disclosed in writing to Seller by Purchaser prior to the date hereof, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would have a Material Adverse Effect.

         6.4 Regulatory Matters. (a) Except as previously disclosed in writing to Seller, there are no pending, or to Purchaser's knowledge threatened, disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would have a Material Adverse Effect.

         (b) Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would have a Material Adverse Effect.

         (c) Purchaser is, and on a pro forma basis giving effect to the P&A Transaction will be, (i) at least "adequately capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirements, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirements, standard or ratio.

         (d) Purchaser has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

         (e) Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

         6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Purchaser's knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

         6.6 Financing Available. Not later than the Closing Date, Purchaser will have available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the P&A Transaction; and Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing thereof, consent of any lender or any other matter.

         6.7 Broker's Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 7
                            COVENANTS OF THE PARTIES

         7.1 Activity in the Ordinary Course. Until the Closing Date, (a) Seller shall conduct the business of the Branches (including, without limitation, filling open positions at the Branches and job-posting in the Branches for open positions at other offices of Seller) in the ordinary and usual course of business consistent with past practice and giving effect to the fact that Seller is engaged in certain systems conversions and office closings arising out of its recent merger with First Interstate Bank, and (b) Seller shall not, without the prior written consent of Purchaser:

         (i) Increase or agree to increase the salary, remuneration or compensation of any Branch Employee (or make any material increase or decrease in the number of such persons, or transfer such persons to or from any Branch) other than in accordance with Seller's existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Branch Employee other than regular bonuses granted in the ordinary course of Seller's business (which bonuses, in any event, shall be the responsibility of Seller); or, except at the request of such Branch Employee, transfer any Branch Employee to another branch or office, of Seller or any of its Affiliates;

         (ii) Offer interest rates or terms on any category of deposits at a Branch except as determined in a manner consistent with Seller's practice with respect to its branches which are not being sold;

         (iii) Transfer to or from any Branch to or from any of Seller's other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated in this Agreement, or (B) upon the unsolicited request of a depositor or customer;

          (iv) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business and in an immaterial aggregate amount; provided, however, that in any event, Seller shall not knowingly take any action that would create any Encumbrance on any of the Real Property or the Branch Leases;

         (v) Make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such made on or before the date of this Agreement (and heretofore disclosed in writing to Purchaser) and normal maintenance, repair or refurbishing purchased or made in the ordinary course of business;

         (vi) File any application or give any notice to relocate or close any Branch or relocate or close any Branch;

         (vii) Amend, terminate or extend in any material respect any Branch Lease, Tenant Lease or Personal Property Lease; provided, however, Seller may extend any Branch Lease, Tenant Lease or Personal Property Lease, in its reasonable business judgment (including without limitation pursuant to the terms and conditions of any contractual option to extend in any Branch Lease, Tenant Lease or Personal Property Lease) if Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation.

         7.2 Access and Confidentiality. (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and Liabilities. Purchaser and Seller each will identify to the other, within ten (10) days after the date hereof, a selected group of their respective salaried personnel that shall constitute a "transition group" who will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser's investigation of matters relating to the Assets and Liabilities. Seller shall cause other personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, for the same purposes. Any investigation pursuant to this
Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller's business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) EACH PARTY TO THIS AGREEMENT SHALL HOLD, AND SHALL CAUSE ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS AND ADVISORS TO HOLD, IN STRICT CONFIDENCE, UNLESS DISCLOSURE TO A BANK REGULATORY AUTHORITY IS NECESSARY OR DESIRABLE IN CONNECTION WITH ANY REGULATORY APPROVAL OR UNLESS COMPELLED TO DISCLOSE BY JUDICIAL OR ADMINISTRATIVE PROCESS OR, IN THE WRITTEN OPINION OF ITS COUNSEL, BY OTHER REQUIREMENTS OF LAW OR THE APPLICABLE REQUIREMENTS OF ANY REGULATORY AGENCY OR RELEVANT STOCK EXCHANGE, ALL NON-PUBLIC RECORDS, BOOKS, CONTRACTS, INSTRUMENTS, COMPUTER DATA AND OTHER DATA AND INFORMATION (COLLECTIVELY, "INFORMATION") CONCERNING THE OTHER PARTY (OR, IF REQUIRED UNDER A CONTRACT WITH A THIRD PARTY, SUCH THIRD PARTY) FURNISHED IT BY SUCH OTHER PARTY OR ITS REPRESENTATIVES PURSUANT TO THIS AGREEMENT (EXCEPT TO THE EXTENT THAT SUCH INFORMATION CAN BE SHOWN TO HAVE BEEN (i) PREVIOUSLY KNOWN BY SUCH PARTY ON A NON-CONFIDENTIAL BASIS, (ii) IN THE PUBLIC DOMAIN THROUGH NO FAULT OF SUCH PARTY OR (iii) LATER LAWFULLY ACQUIRED FROM OTHER SOURCES BY THE PARTY TO WHICH IT WAS FURNISHED), AND NEITHER PARTY SHALL RELEASE OR DISCLOSE SUCH INFORMATION TO ANY OTHER PERSON, EXCEPT ITS AUDITORS, ATTORNEYS, FINANCIAL ADVISORS, BANKERS, OTHER CONSULTANTS AND ADVISORS AND, TO THE EXTENT PERMITTED ABOVE, TO BANK REGULATORY AUTHORITIES.

         7.3 Regulatory Approvals. As soon as practicable after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Purchaser shall use all reasonable efforts to obtain each such approval as promptly as reasonably practicable and, to the extent possible, in order to permit the Closing to occur not later than March

31, 1997. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

         7.4 Consents. Seller agrees to use reasonable commercial efforts (such efforts not to include making payments to third parties) to obtain from lessors and any other parties to any Branch Leases or Personal Property Leases any required consents to the assignment of the Branch Leases and Personal Property Leases to Purchaser on the Closing Date; provided, however, the Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is required in connection with the utilization of its reasonable efforts to obtain any such required consents. If any such required consent cannot be obtained, notwithstanding any other provision hereof, the Assets and Liabilities associated with the subject Branch, other than any such Branch Lease or any Personal Property Lease or as to which consent cannot be obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable efforts (such efforts not to include making payments to third parties) to make alternative arrangements reasonably satisfactory to Seller and Purchaser. In the event Seller does not obtain consent from the lessors and any other parties to any Branch Lease or Personal Property Lease, Seller shall not be obligated to deliver physical possession of the subject Branch or the personal property subject to such Personal Property Lease to Purchaser at the Closing.

         7.5 Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

         (b) Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.

         (c) On and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS "B" tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

         (d) The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser. Seller will cooperate with Purchaser to minimize the costs referred to in clause (y).

         7.6 Solicitation. (a) Until the Closing Date and for an additional six
(6) months following the Closing Date, Seller agrees that it will not solicit deposits (but may solicit loans or other business) from or to persons or entities who were depositors at the Branches on the date hereof by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way except for general solicitations and solicitations that are not directed primarily to persons or entities who were depositors of the Branches on the date hereof; provided, however, that Seller may solicit depositors who as of the date of this Agreement have existing accounts originating at branches or other offices of Seller or its Affiliates other than the Branches pursuant to solicitations which arise from their status as a customer at such other branches or offices; and provided, further, that Seller may solicit major or statewide depositors (such as, for example, a company with more than one location or the state government or any agency or instrumentality thereof) without restriction hereunder.

         (b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way which would induce such Branch customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or to any other financial institution. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to: (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Branch customers; (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof which such Branch customers through other branch offices of Purchaser; (iii) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services; and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

         7.7 Insurance. Seller will maintain in effect until the Closing Date all casualty and public liabilities policies relating to the Branches and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date.

         7.8 No Servicing and Maintenance Contracts. Except for the Personal Property Leases, no existing contracts of Seller with respect to the service, maintenance and physical operation of the Branches will be assumed at the Closing by Purchaser. All such service and maintenance shall be provided by Purchaser, subsequent to the Closing, pursuant to its own contracts.


                                    ARTICLE 8
                           TAXES AND EMPLOYEE BENEFITS

         8.1 Tax Representations. Seller represents and warrants to Purchaser as follows:

         (a) Except as set forth in Schedule 8.1, all Tax Returns with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all Taxes shown to be due on such Tax Returns have been or will be paid in full.

         (b) With respect to the Deposits, Seller is in compliance with the Code and regulations thereunder relative to obtaining form depositors of the Deposits executed IRS Forms W-8 and W-9. With respect to the Deposits opened after December 31, 1983, Seller has either obtained a properly completed Form W-8 or W-9 (or a substitute form meeting applicable requirements) or is back-up withholding on such account.

         8.2 Proration of Taxes. Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends on or after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning on or after, the Closing Date shall be determined by assuming that the taxable year or period ended at 11:59 P.M. California time on the day prior to the Closing Date.

         8.3 Sales and Transfer Taxes. Except as set forth in Section 3.9, all excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be paid by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any such taxes.

         8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits for which Seller has not received a properly completed Form W-8 and W-9 (or a substitute form meeting applicable requirements) or on which Seller is back-up withholding as of the Closing Date. Seller agrees to indemnify Purchaser in an amount equal to any penalty and interest imposed upon Purchaser by the IRS which Purchaser is thereafter required to, and does, pay to the IRS where such penalty and interest arises out of actions taken or omitted to be taken by Purchaser in reasonable reliance upon information provided under this Section 8.4 and such penalty and interest does not result from an act or omission of Purchaser not made in reasonable reliance upon such information. The term "interest" for purposes of this Section 8.4 means interest accrued prior to the receipt by Purchaser of a notice of Penalty from the IRS regarding Forms W-8 or W-9 for the Deposits. Purchaser shall timely notify Seller of such penalty notice prior to Purchaser's payment of any penalty or interest. Seller has the right, at its own expense, to protest such penalty and interest. Purchaser shall cooperate fully with respect to Seller's protest, including furnishing all relevant information, records, and documents.

         8.5 Payment of Amount Due Under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

         8.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

         (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

         (b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets or the income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches for taxable periods for which the other may have a liability under this Article 8; and

         (c) The party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

         8.7 Employees. (a) As soon as reasonably practicable and in any event within thirty (30) days of the date hereof, Seller shall deliver to Purchaser a true and complete list of all Branch Employees by name, date of hire and position, as of the date hereof, together with their most recent performance evaluations, current salaries and other compensation arrangements; provided, however, that Seller shall not release a performance evaluation without having first obtained the written consent of the respective Branch Employee. Purchaser may, at its discretion, interview any and all Branch Employees. Purchaser shall make employment available to all Branch Employees on the Closing Date upon the terms and conditions described below. Seller shall promptly inform Purchaser of any Branch Employee who resigns prior to the Closing Date. On and after the Closing Date, Branch Employees employed by Purchaser shall be defined as Transferred Employees for all purposes hereof. Subject to the provisions of this
Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

         (b) Purchaser may interview Branch Employees during normal working hours. Purchaser shall be solely responsible for any activity in connection with interviewing Branch Employees. Purchaser indemnifies and holds Seller harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Purchaser's acts or omissions in connection with said interviews.

         (c) Purchaser shall be responsible for the Assumed Severance Obligations with respect to all Branch Employees.

         (d) Each Transferred Employee shall be provided employment subject to the following terms and conditions:

                  (i) Base salary rate shall be at least equivalent to the rate of base salary paid by Seller to such Transferred Employee as of the close of business on the day prior to the Closing Date.

                  (ii) Except as specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser. Purchaser shall provide such Transferred Employee with credit for the Transferred Employee's period of service with Seller (including any service credited from First Interstate Bank as a predecessor entity to Seller) towards the calculation of eligibility for such purposes as vacation, severance and other benefits and participation and vesting in Purchaser's qualified pension or profit sharing plan, as such plans may exist (but, except as set forth in (v) below and for vacation, not for purpose of benefit accruals, including without limitation, funding of accrued pension or profit sharing plans for such Transferred Employee with respect to any period prior to the Closing Date).

                  (iii) Each Transferred Employee shall be eligible to participate in the medical, dental or other welfare plans of Purchaser, as such plans may exist, effective as of the Closing Date and any pre-existing conditions provisions of such plans shall be waived with respect to such Transferred Employee; provided, however, that if Purchaser's relevant health or disability insurance policy or plan has a pre-existing condition limitation and a Transferred Employee's condition is being excluded (as a pre-existing condition) under Seller's plan as of the Closing Date, Purchaser may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller's plan under which such Transferred Employee would have been covered.

                  (iv) With respect to any Transferred Employee on a short-term disability or temporary leave of absence, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the Purchaser's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee and, to the extent practicable, shall be offered by Purchaser the same or a substantially equivalent position to his or her position with Seller prior to having gone on leave.

                  (v) Until April 1, 1998, each Transferred Employee shall be eligible for benefits under the severance and similar plans referred to in Schedule 1.1(a) (the "Assumed Severance Obligations"). After April 1, 1998, each Transferred Employee, who is continuously employed by Purchaser as of the Closing Date, shall be eligible for benefits under any severance or similar plans maintained by Purchaser with credit for the period of years of credited service with Seller towards the calculation of benefits.

         (e) Except as provided herein, Seller shall pay, discharge and be responsible for (i) all salary and wages, arising out of or relating to the employment of the Branch Employees before the Closing Date and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller's employee benefit plans and employee programs prior to the Closing Date (but not including any future retiree medical benefits), including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date. From and after the Closing Date, Purchaser shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser on and after the Closing Date, including, without limitation, all claims for welfare benefit plans incurred on or after the Closing Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred.

         (f) To the extent permitted under Purchaser's 401(k) plan, Seller and Purchaser shall cooperate in arranging for the transfer to Purchaser's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(l) and 411(d)(6) of the Code, of those accounts held under Seller's 401(k) plan on behalf of Transferred Employees.

         (g) For a period of twelve (12) months following the Closing Date, Seller shall not solicit any Transferred Employee hired by Purchaser as of the Closing Date to again become an employee of Seller or any of its Affiliates; provided, however, that Seller shall not be prohibited from hiring a Transferred Employee if such Transferred Employee contacts Seller to seek such hiring or retention, whether in response to general advertising or otherwise. For purposes of this Section 8.7, the term "Seller" shall include Wells Fargo & Company, a Delaware corporation and their Affiliates.

         8.8 Branch Employee Representations. (a) Seller represents and warrants to Purchaser, to Seller's knowledge, as follows:

                  (i) none of the Branch Employees is a member of any labor union;

                  (ii) Seller is not a party to any individual contract, written or oral, express or implied, for the employment of any Branch Employee, and Seller is not subject to any collective bargaining arrangement with respect to any Branch Employee;

                  (iii) Seller's 401(k) Plan is in compliance in all material respects with applicable law;

                  (iv) no liabilities exist or are reasonably expected to exist under any employee benefit plan of Seller that, individually or in the aggregate, would have a Material Adverse Effect; and

                  (v) Seller has not entered into any individual agreement or otherwise made any individual commitment to any Branch Employee with respect to continued employment by Purchaser.

         (b) Seller shall indemnify and hold Purchaser harmless from and against any claims, losses, damages or expenses (including attorney's fee) suffered as a result of any failure to give any notice to its Branch Employees required by the Worker Adjustment and Retraining Notification Act (the "WARN Act"), provided such notice is required as a result of action by Seller prior to the Closing Date.


                                    ARTICLE 9
                              CONDITIONS TO CLOSING

         9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

         (a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated; provided, however, that no Regulatory Approval shall have imposed any condition or requirement (a "Burdensome Condition") that would (i) result in any Material Adverse Effect or (ii) require Purchaser to effect any divestiture that would constitute a substantial portion of the business or properties of the Branches, taken as a whole.

         (b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") which is in effect and prohibits or makes illegal the consummation of the P&A Transaction or would otherwise result in a Material Adverse Effect.

         (c) Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties relating to Assets and Liabilities transferred at the Closing Date shall only be made, and need only be true in all material respects, on and as of the Closing Date). Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller. Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller.

         Notwithstanding any other provision of this Agreement, if there shall be a failure of any condition specified in this Section 9.1 to the obligations of Purchaser in respect of the acquisition of any specific Branch or Branches the aggregate Deposits of which as of the date hereof shall constitute less than 25% of the Deposits in all of the Branches subject to this Agreement as of the date hereof, Purchaser nevertheless shall be obligated to consummate the P&A Transaction but may, upon written notice to Seller, exclude from the transaction the Branch or Branches in respect of which the failure of condition shall exist, in which case, appropriate adjustment shall be made in the schedules hereto and the other documents to be delivered pursuant hereto so as to duly reflect the deletion of such Branch or Branches from the transactions contemplated hereby (and, consequently, to the calculation of the Estimated Purchase Price, Estimated Payment Amount, Purchase Price and Adjusted Payment Amount). If any Branch is excluded from this Agreement or if Purchaser nevertheless elects to purchase any Branch which would otherwise be so excluded and such Branch is transferred to Purchaser at the Closing (subject to Purchaser's rights under Section 12.1(a)), any event that would otherwise constitute a breach of warranty or failure of condition in respect of such Branch arising solely from or relating to the operation of this paragraph shall not constitute a breach of warranty or failure of condition.

         9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

         (a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all statutory waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

         (b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

         (c) Representations and Warranties; Covenants. Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Purchaser. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Purchaser.


                                   ARTICLE 10
                              ENVIRONMENTAL MATTERS

         10.1 Environmental Matters. (a) Seller has provided to Purchaser and Purchaser hereby acknowledges receipt of copies of Phase I environmental site assessments for all Owned Real Property and asbestos reports with respect to all the Real Property, except for Real Property where the improvements have been completed after December 31, 1978. Such Phase I environmental site assessments for all Owned Real Property have been dated (or supplemented) on or after January 1, 1996.

         (b) If such Phase I site assessments and asbestos reports reasonably indicate the necessity or desirability of further investigation to determine whether or not an Environmental Hazard or an Asbestos Hazard exists at such Real Property, Purchaser may elect, not later than thirty (30) days after the signing of this Agreement, to have Clayton Environmental, Building Analytics, or another similarly qualified environmental engineer or consultant mutually acceptable to Purchaser and Seller (the "Environmental Consultant"), to the extent reasonable and appropriate, conduct Phase II environmental site assessments and additional asbestos investigations, the cost of which shall be shared equally by the parties. Any such further investigation or testing shall be conducted in such a manner so as not to interfere with the normal operation of the Branch(s) involved. All such Phase II environmental site assessments and additional asbestos reports shall be treated as information subject to Section 7.2(b) and shall be completed not less than ninety (90) days after the signing of this Agreement.

         (c) In the event that the Environmental Consultant has discovered an Environmental Hazard, and/or Asbestos Hazard, during any such Phase II environmental site assessment at any single parcel of Owned Real Property, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of Seller, or Purchaser should it acquire such Owned Real Property, and will cost $100,000 or more for such single parcel of Owned Real Property, Purchaser shall lease from Seller such single parcel of Owned Real Property pursuant to a Lease Agreement that shall provide as follows:

                  (i) Such Lease Agreement shall be for a term of two (2) years, with no obligation or right to renew (it being the intention of Seller that Purchaser locate an alternative branch site during such two years), at a rental equal to a fair market rental value;

                  (ii) Seller may sell such Owned Real Property to any person, subject to such Lease Agreement, for any price;

                  (iii) During the term of such Lease Agreement, in the event that Seller shall deliver to Purchaser a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard, and/or Asbestos Hazard, at or on any such leased parcel of Owned Real Property has been remediated to the extent required under applicable Environmental Laws, Purchaser shall be required to purchase such parcel of Owned Real Property at the net book value as of the close of business of the month-end day most recently preceding the Closing Date; and

                  (iv) Other terms and conditions of the Lease Agreement shall be typical to such branch leases in the market as negotiated between Seller and Purchaser.

         If the remediation cost is less than $100,000 for any single parcel of Owned Real Property, Purchaser shall acquire such parcel and such cost shall be borne by Purchaser without indemnity under this Agreement.

         (d) Purchaser agrees that it and its Environmental Consultant shall conduct any Phase II environmental site assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.

         (e) Any lease of a parcel of Owned Real Property under Section 10.1(c) shall in no way affect the transfer of any Assets or Liabilities, other than such parcel of Owned Real Property, to the Purchaser at the Closing.

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
                                                                         Page 45




                                   ARTICLE 11
                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By the mutual written agreement of Purchaser and Seller;

         (b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 11.1(b) shall not relieve the breaching party of liability arising out of or related to such breach;

         (c) By Seller or Purchaser, in the event that the Closing has not occurred by March 31, 1997 unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

         (d) By Seller or Purchaser at any time after the denial or revocation of any Regulatory Approval or by Purchaser if any such approval has been obtained which contains a Burdensome Condition; or

         (e) By Seller if, at any time prior to the Closing Date, an appropriate official of any governmental agency or authority whose consent, approval or authorization is required in order for Purchaser to consummate the transactions contemplated hereby shall have advised that such authority will not grant such consent, approval or authorization or will grant the same only subject to a Burdensome Condition (unless Purchaser shall have waived the condition provided for in the proviso to Section 9.1(a)), or where there shall be in effect any Order, or if there shall exist any proceeding which, in Seller's reasonable judgment, would result in an Order; provided, however, that Purchaser shall have fifteen (15) days following receipt of notice from Seller to remedy any such situation or to provide assurances reasonably acceptable to Seller that such situation will be remedied by the Closing Date.

         11.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to
Section 11.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that nothing herein will relieve any party from liability for any breach of this Agreement.


                                   ARTICLE 12

                       INDEMNIFICATION AND OTHER REMEDIES

         12.1 Indemnification. (a) Subject to Section 13.1, Seller shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling Purchaser from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any material breach of any covenant or agreement to be performed by Seller pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or conditions existing prior to the Closing Date, relating in any such case to the operation of the Branches, the Assets or the Liabilities; or (iv) any liability, obligation or duty of Seller that is not a Liability.

         (b) Subject to Section 13.1, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling Seller from and against any and all Losses which Seller may suffer, incur or sustain arising out of (i) any breach of any representation or warranty made by Purchaser in this Agreement, (ii) any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement, including, without limitation, the covenants contained in Section 10.2 above, or (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser on or after the Closing Date, relating in any such case to the operation of the Branches or the Assets, or
(iv) the Liabilities.

         (c) To exercise its indemnification rights under this Section 12.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; PROVIDED, HOWEVER, in no event shall notice of original claim for indemnification under this Agreement be given later than the expiration of one (1) year from the Closing Date (excluding only claims related to the covenants in Section 10.2 above). The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

         (d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60) calendar days after receiving written notice of the claim or liability in accordance with Section 12.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

         (e) Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under this Section 12.1 for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed Twenty-Five Thousand Dollars ($25,000) times the number of Branches being purchased hereunder, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of Twenty-Five Thousand Dollars ($25,000) times the number of Branches being purchased hereunder, provided, however, that the aggregate amount of indemnification payments payable pursuant to this Section 12.1, shall in no event exceed the amount of the Purchase Price. An indemnifying party shall not be liable under this Section 12.1 for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder except in the case of a settlement in an amount which does not exceed Twenty-Five Thousand Dollars ($25,000) times the number of Branches being purchased hereunder; provided, however, the provisions of this Section 12.1(e) shall not apply to Purchaser's obligation to indemnify Seller for a breach of Purchaser's covenants contained in Section 10.2 above. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

         12.2 Purchase Price Adjustment. Any amount paid by Seller or Purchaser under this Article 12 will be treated as an adjustment to the Purchase Price unless and to the extent that a "determination" (as defined in Section 1313(a) of the Code) causes any such amount not to constitute an adjustment to the Purchase Price for federal Tax purposes.

         12.3 Exclusivity. After the Closing, Article 12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

         12.4 AS-IS Sale; Waiver of Warranties. Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an "AS-IS-WHERE-IS" basis, and are being accepted without any representation or warranty. As part of Purchaser's agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS

PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTIONS 8.1 AND 8.8. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTIONS 8.1 AND 8.8), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.


                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 Survival. (a) The parties' respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly set forth herein.

         (b) No claim based on any breach of any representation or warranty shall be valid or made unless written notice with respect thereto is given to Seller in accordance with this Agreement on or before the date specified in
Section 12.1(c); provided, however, that the provisions of this Section shall not apply to claims based on Purchaser's breach of Section 10.2 above.

         13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 13.2 shall be void.

         13.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.4 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Purchaser agrees that, without Seller's prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as, in the opinion of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

         13.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

                  If to Seller, to:     Wells Fargo Bank, National Association
                                        420 Montgomery Street
                                        San Francisco, CA  94104
                                        Attention:  Guy Rounsaville, Jr., Esq.
                                                    Executive Vice President,
                                                    Chief Counsel & Secretary
                                        Fax:  (415) 975-7151

                  If to Purchaser, to:  First Pacific National Bank
                                        613 West Valley Parkway
                                        Escondido, CA  92025
                                        Attention:  Gary W. Deems
                                        Fax:  (619) 741-7381

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

         13.6 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

         13.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

         13.8 Entire Agreement; Amendments. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.

         (b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

         13.9 Third Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

         13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.11 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

         13.12 Consent to Jurisdiction; Waiver of Jury Trial. (a) EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND, TO THE EXTENT IT LAWFULLY MAY DO SO, EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

         (b) EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO

CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OR THIS SECTION HAVE BEEN FULLY CONSIDERED BY THE PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         13.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

         13.14 Legal Action. If either Seller or Purchaser shall institute any legal action to enforce this Agreement or any provision hereof, it is agreed that the prevailing party shall be entitled to collect reasonable attorneys fees and costs incurred in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                                        WELLS FARGO BANK,
                                          NATIONAL ASSOCIATION


                                        By:
                                             Name:
                                             Title:


                                        By:
                                             Name:
                                             Title:



                                        PURCHASER


                                        By:
                                             Name:
                                             Title:


                                        By:
                                             Name:
                                             Title:

                                 SCHEDULE 1.1(a)

                          Assumed Severance Obligations


         1. First Interstate Bancorp Broad-Based Change in Control Severance Pay Plan.

         2. First Interstate Bancorp Middle Management Change in Control Severance Pay Plan.

         3. Wells Fargo & Company Separation Pay Plan.

                                 SCHEDULE 1.1(b)

                            Branches/Real Properties


 BRANCH NAME       BRANCH ADDRESS                 CITY                 LEASE/OWN
 -----------       --------------                 ----                 ---------
Valley Center      29124 Valley Center Rd.       Valley Center          Owned

                                 SCHEDULE 1.1(c)

                                    (DELETED)

                                 SCHEDULE 1.1(d)

                                    (DELETED)

                                 SCHEDULE 3.6(a)

                          FORM OF CALIFORNIA GRANT DEED

Recording Requested by:

When Recorded Mail to:


                   DOCUMENTARY TRANSFER TAX $ ________________

( ) COMPUTED ON FULL VALUE OF PROPERTY CONVEYED, OR ( ) COMPUTED ON FULL VALUE LESS LIENS AND ENCUMBRANCES REMAINING THEREON AT TIME OF SALE.


Signature of declarant or agent determining tax - Firm Name

      (  ) Unincorporated Area           (  ) City of ________________

Assessor's parcel No. ________________

                  WELLS FARGO BANK, NATIONAL ASSOCIATION with its principal office located in San Francisco, California, the undersigned grantor, for a valuable consideration, receipt of which is hereby acknowledged, does hereby remise, release and forever grant to [NAME OF GRANTEE(S)] a _________________, with its principal office located in __________________, all of the real property in the City of ____________________, County of ____________________,
State of California, described in Attachment A hereto.


Date: ___________________          WELLS FARGO BANK, NATIONAL ASSOCIATION



                                   By: _______________________________
                                            Name:
                                            Title:


                         MAIL TAX STATEMENTS TO GRANTEE
                                AT ADDRESS ABOVE

                                  Attachment A

                                    Property

                                 SCHEDULE 3.6(b)

                              FORM OF BILL OF SALE


         BILL OF SALE, dated as of _________________, 1996 by WELLS FARGO BANK, NATIONAL ASSOCIATION, with its principal office located in San Francisco, California ("Seller"), to _______________________________________________, with its principal office located in ___________________________________________,
California ("Purchaser"). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Purchase and Assumption Agreement, dated as of __________________, 1996 (the "P&A Agreement"), between Seller and Purchaser, unless the context herein otherwise requires.


                              W I T N E S S E T H:

         WHEREAS, subject to the terms and conditions set forth in the P&A Agreement, Seller has agreed to transfer to Purchaser the Assets;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, alienate, remise, release, deliver and confirm unto Purchaser, its successors and assigns, forever, all of Seller's right, title, interest and claim in and to the Personal Property (including without limitation, the items described in Attachment A hereto), as of 11:59 P.M., California time, the day prior to the date hereof.

         TO HAVE AND TO HOLD all and singular of the foregoing (the "Transferred Properties") unto Purchaser, its successors and assigns, to its and their own use and enjoyment forever.

         SELLER FURTHER COVENANTS AND AGREES AS FOLLOWS:

         1. This instrument shall not constitute an assignment of any covenant, obligation, liability, contract, agreement, license, lease or commitment pertaining to the Transferred Properties if an attempted assignment thereof without the consent of any other party thereto or with an interest therein would constitute a breach thereof or would materially and adversely affect the rights of Seller thereunder. If any such consent is not obtained with respect to any such covenant, obligation, liability, contract, agreement, license, lease or commitment, or if an attempted assignment with respect thereto would be ineffective or would impair the rights of Seller thereunder so that Purchaser would not in fact receive the benefit of all such rights, then Seller, its successors and assigns, shall act as Purchaser's agent in order to obtain for Purchaser, its successors and assigns, the benefits thereunder, and Seller will cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits for

Purchaser.

         2. The Transferred Properties are being delivered "AS IS", "WHERE IS" and with all faults.

         3. From time to time, Seller, its successor and assigns, shall execute and deliver all such further bills of sale, assignments or other instruments of conveyance and transfer as Purchaser, its successors or assigns, may reasonably request more effectively to transfer to and vest in Purchaser all of Seller's interest in the Transferred Properties.

         4. This Bill of Sale is made pursuant to the provisions of the P&A Agreement, and, except as herein otherwise provided, the transfer of property hereunder is made subject to the terms and provisions of the P&A Agreement.

         5. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

         IN WITNESS WHEREOF, Seller has duly executed and delivered this Bill of Sale as of the day and year first above written.

                                   WELLS FARGO BANK, NATIONAL ASSOCIATION


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:


                                   PURCHASER:


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:

                                  Attachment A

                                Personal Property


                                [To be provided]

                                 SCHEDULE 3.6(c)

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


         ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of __________, 1996 (this "Agreement"), between WELLS FARGO BANK, NATIONAL ASSOCIATION, organized under the laws of the United States, with its principal office located in San Francisco, California ("Seller"), and _____________________________, with its principal office located in ________________________________ ("Purchaser").
Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase and Assumption Agreement, dated as of _____________________, (the "P&A Agreement"), between Seller and Purchaser, unless the context herein otherwise requires.


                              W I T N E S S E T H:

         WHEREAS, subject to the terms and conditions set forth in the P&A Agreement, Seller has agreed to assign, and Purchaser has agreed to assume, the Liabilities;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Seller hereby sells, assigns, conveys, transfers and delivers, and Purchaser assumes, without warranty or representation, express or implied, or recourse to, Seller, except as expressly provided in the P&A Agreement, the Liabilities, other than the Branch Leases, as set forth in the P&A Agreement.

         2. Seller hereby (a) resigns as the trustee or custodian of each Deposit in an IRA or Keogh Account of which it is the trustee or custodian, and
(b) the extent permitted by the documentation governing such IRA or Keogh Account, appoints Purchaser as successor trustee or custodian of each such IRA or Keogh Account, and Purchaser hereby accepts each such trusteeship or custodianship and assumes all fiduciary obligations with respect thereto.

         3. This Agreement shall not constitute an assignment or assumption of any covenant, fiduciary or other obligation, liability, contract, agreement, license, lease or commitment pertaining to any Liability if an attempted assignment or assumption thereof without the consent of any other party thereto or with an interest therein would constitute a breach thereof or would materially and adversely affect the rights of Seller thereunder. If any such consent is not obtained with respect to any such covenant, fiduciary or other obligation, liability, contract, agreement, license, lease or commitment, or if an attempted assignment or assumption of any covenant, fiduciary or other obligation, liability, contract, agreement, license, lease or commitment pertaining to any Liability would be ineffective or would impair the rights of Seller thereunder so that

Purchaser would not in fact receive the benefit of all such rights, then Seller, its successors and assigns shall act as Purchaser's agent in order to obtain for Purchaser, its successors and assigns, the benefits thereunder, and Seller will cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits for Purchaser.

         4. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contradiction of this Section 4 shall be void.

         5. This Agreement is made pursuant to the provisions of the P&A Agreement and, except as herein otherwise provided, the assignment and assumption of any other Liabilities hereunder are made subject to the terms and provisions of the P&A Agreement.

         6. Except as otherwise provided herein, all of the transactions provided for herein shall be effective as of 11:59 p.m., California time, the day prior to the date hereof.

         7. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                   WELLS FARGO BANK, NATIONAL ASSOCIATION


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:


                                   [PURCHASER]:


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:

                                 SCHEDULE 3.6(d)

                   FORM OF ASSIGNMENT OF LEASE AND ASSUMPTION


         KNOW THAT WELLS FARGO BANK, NATIONAL ASSOCIATION, a national bank, organized under the laws of the United States, having its principal office in San Francisco, California ("Assignor"), in consideration of One Dollar ($1.00) and other good and valuable consideration paid by _____________________________________, with its principal office located in
_________________, California ("Assignee"), hereby assigns unto the Assignee all of Assignor's right, title and interest as tenant under a certain lease more particularly described on Attachment A hereto, covering premises described on such attachment and in such Lease (the "Lease").

         TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after 11:59 P.M., California time, the day prior to the date hereof (the "Effective Time"), subject to the terms, covenants, conditions and provisions set forth in the Lease.

         ASSIGNEE hereby assumes, effective as of the Effective Time, the performance of all terms, covenants and obligations of the Lease on the part of Assignor to be performed under the Lease.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the ____ day of ______________, 1996.


                                   WELLS FARGO BANK, NATIONAL ASSOCIATION


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:


                                  [ASSIGNEE]:


                                   By:
                                        -------------------------------------
                                            Name:
                                            Title:

                                  Attachment A

                                      Lease

                                 SCHEDULE 3.6(e)

                            FORM OF LANDLORD CONSENT


         CONSENT, dated as of ________________, 1996, of __________________, with its principal office located in _______________________ ("Landlord"), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION organized under the laws of the United States, with its principal office located in San Francisco, California ("Seller").


                              W I T N E S S E T H:

         WHEREAS, Landlord is the owner of certain premises and a party to a certain lease, each described on Attachment A hereto (the "Lease"); and

         WHEREAS, Seller desires to assign its entire interest (including, without limitation, renewal rights, if any) in the Lease to _____________________, with its principal office located in __________________,
California ("Purchaser"); and

         WHEREAS, Seller has requested Landlord's consent to said assignment and to Purchaser's use of said premises as a banking office and for all other purposes authorized under the Lease for the balance of the term of the Lease and Landlord desires to consent to the same for all purposes required under the Lease.

         NOW, THEREFORE,

         1. Subject to the limitations set forth below, Landlord hereby consents to the assignment of the Lease by Seller to Purchaser and to Purchaser's use of said premises as a banking office and for all other purposes authorized under the Lease for the balance of the term of the Lease; provided that Purchaser shall agree to assume all of the obligations of Seller arising under the Lease from and after the effective date of the assignment.

         2. Except for the aforementioned assignment by Seller to Purchaser, nothing contained herein shall constitute a waiver of the obligation, if any, of the holder of the leasehold interest created under the Lease to obtain Landlord's consent to future assignments of the Lease or a sublease of the premises demised thereunder.

         3. Nothing contained herein shall be construed to obligate Seller to assign the Lease to Purchaser, it being understood and acknowledged by Landlord that the execution and delivery of this Consent is in anticipation of said assignment, which may or may not be effected. If said assignment shall be effected, Seller or Purchaser shall promptly provide to Landlord a fully executed counterpart of said assignment and notify Landlord of the effective date thereof.

         4. Landlord acknowledges and certifies that, except for the conditions contained herein, all conditions set forth in the Lease, if any, to the effectiveness of the aforementioned assignment or to the consent of Landlord contained herein have been either waived by Landlord or satisfied.

         IN WITNESS WHEREOF, the undersigned has duly executed and delivered this instrument as of the day and year first above written.


                                       [LANDLORD]


                                       By:
                                           ---------------------------------
                                                Name:
                                                Title:

                                  Attachment A

                                      Lease

                                 SCHEDULE 3.6(g)

                         FORM OF CERTIFICATE OF OFFICER
                     WELLS FARGO BANK, NATIONAL ASSOCIATION


         The undersigned, the [title of officer] of WELLS FARGO BANK, NATIONAL ASSOCIATION, a bank, organized under the laws of the United States of America, with its principal office located in San Francisco, California ("Seller"), hereby certifies, to the best of [his] [her] knowledge after reasonable inquiry, as follows:

         1. Each of the representations and warranties made by Seller in the Purchase and Assumption Agreement, dated as of _____________, 1996, (the "P&A Agreement"), between Seller and _________________________________, with its principal office located in __________________, California, are true in all material respects, as of the date hereof.

         2. Each of the covenants and agreements of Seller to be performed on or prior to the date hereof have been duly performed in all material respects.

         3. Attached hereto are true and correct copies of the resolutions of the Seller's Board of Directors, dated as of _____________, 1996, authorizing the execution, delivery and performance of the transactions contemplated by the P&A Agreement, which resolutions were duly adopted and, as of the date hereof, remain in full force and effect without amendment or modification.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of ________________, 1996.


                                   WELLS FARGO BANK, NATIONAL ASSOCIATION

                                   By: ___________________________________
                                            Name:
                                            Title:

                                 SCHEDULE 3.7(d)

                         FORM OF CERTIFICATE OF OFFICER


         The undersigned, the [title of officer] of _________________________________, with its principal office located in
____________________, California ("Purchaser"), hereby certifies, to the best of [his] [her] knowledge after reasonable inquiry, as follows:

         1. Each of the representations and warranties made by Purchaser in the Purchase and Assumption Agreement, dated as of ____________, 1996 (the "P&A Agreement"), between Purchaser and Wells Fargo Bank, National Association, organized under the laws of the United States, with its principal office located in Los Angeles, California, are true in all material respects, as of the date hereof (except for representations and warranties that are made as of a specific date).

         2. Each of the covenants and agreements of Purchaser to be performed on or prior to the date hereof have been duly performed in all material respects.

         3. Attached hereto are true and correct copies of the resolutions of the Purchaser's Board of Directors, dated as of _________________, 1996, authorizing the execution, delivery and performance of the transactions contemplated by the P&A Agreement, which resolutions were duly adopted and, as of the date hereof, remain in full force and effect without amendment or modification.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of ________________, 1996.


                                       [PURCHASER]:


                                       By:
                                           -----------------------------------
                                                Name:
                                                Title:

                                  SCHEDULE 5.4

                                  Tenant Leases


PROP. #       PROPERTY NAME     SUB-TENANT NAME      SQ.          LEASE
                                                     FT.          EXPIRES
-------       -------------     ---------------      ---          -------

None.

                                  SCHEDULE 5.6

                     Litigation and Undisclosed Liabilities



None.

                              SCHEDULE 5.10(a)(ix)


                                    (DELETED)

                               SCHEDULE 5.10(f)(i)


                                    (DELETED)

                                  SCHEDULE 5.16

                              Environmental Matters


See asbestos reports and Phase I Reports (as updated) previously provided to Purchaser.

                                  SCHEDULE 8.1

                           Outstanding Tax Liabilities



None.